UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. (the “Company”) on December 29, 2025:

Faraday Future Announces February 2026 Special Meeting of Stockholders to Primarily Support 2026 Business Strategy Execution, Following Key Announcements on FX SuperOne Production and Delivery and Global Embodied AI (EAI) Industry Bridge Strategy Upgrade at the January 7, 2026 Stockholders Day in Las Vegas.

●	First FX Super One pre-production vehicle has successfully rolled off the line at the Company’s FF AI-Factory in California in December, reflecting that the FF Global Auto Industry Bridge Strategy has reached its initial Bridge Closure in the U.S.

●	Continues deliveries of the FX Super One in the UAE, including the second FX Super One to RAK Innovation City. The first FX Super One user in the UAE is global soccer legend Andrés Iniesta.

●	A proposed 34% increase in total authorized shares reflects the Company’s disciplined and prudent commitment to low-percentage issuance and stockholder protection. Combined with remaining available shares, the primary purpose is to meet the future issuance obligations and facilitate the 2026 Company strategy execution plan, including the Global Embodied AI (EAI) Industry Bridge Strategy upgrade. The proposal would not in and of itself result in any immediate issuance of shares, dilution to existing stockholders, or change to the Company’s current outstanding share count.

●	Thanks to continuous support of stockholders, the Company intends to continue to promote further optimization of financing costs in the future. At the same time, the Company hopes to introduce more strategic investors and explore more opportunities for strategic cooperation.

●	During the CES event in Las Vegas on January 7, 2026, FF and FX will host an FF Stockholders’ Day, where the Company will introduce the FX SuperOne Production and Delivery plan, and provide a Bridge Strategy update and private preview event for its products.

Los Angeles, CA (Dec. 29, 2025) – — Faraday Future Intelligent Electric Inc. (“Faraday Future,” “FF” or the “Company”) today announced that it plans to hold a Special Meeting of Stockholders (the “EGM”) on Feb 13, 2026, following key announcements planned for the January 7, 2026 Stockholders Day in Las Vegas, including FX Super One production and delivery, the upgraded Global Embodied AI (EAI) Industry Bridge Strategy, as well as a private event for the new EAI products.

The Company urges all stockholders to vote FOR all proposals.

Proposal Highlights:

1.	Share Authorization Proposal

Faraday Future proposes to increase the number of authorized shares of Class A common stock and Class B common stock, each par value $0.0001 per share (collectively, the “Common Stock”) by 79,814,454 shares, from 232,470,985 to 312,285,439, and preferred stock, par value $0.0001 per share (the “Preferred Stock”) by 6,156,265 shares, from 17,931,000 to 24,087,265. The total number of authorized shares of the Company’s Common Stock and Preferred Stock would increase from 250,401,985 to 336,372,704 shares — representing an approximate 34% increase.

The Company’s Board of Directors believes it is desirable for the Company to have a sufficient number of shares of Common Stock available for the satisfaction of its existing obligations to issue shares of Common Stock and possible future financings or acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes.

In particular, in order to fund its ongoing operations and business plan, including to continue production of the FF 91 2.0 Futurist Alliance and to fund the production of the FX vehicles, the Company is seeking to raise additional capital from various fundraising efforts currently underway to bolster its cash on hand.

2.	Name Change Proposal

FF proposes to amend its corporate name from Faraday Future Intelligent Electric Inc. to Faraday Future AI Electric Vehicle Inc.

The proposed name change to Faraday Future AI Electric Vehicle Inc. reflects the Company’s strategic evolution and increased focus on integrating artificial intelligence (AI) into its core technologies, including intelligent mobility, vehicle systems, and user experiences. The new name aligns with the Company’s vision to lead the intelligent electric vehicle (EV) industry and highlights its commitment to innovation in AI-driven solutions and smart transportation ecosystems. Additionally, the new name aligns with the Company’s new ticker symbol, FFAI, reinforcing a unified brand identity.

3.	Adjournment Proposal

To approve one or more adjournments of the EGM by the Company from time to time to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Special Meeting to approve one or more Proposals at the time of such adjournment or if otherwise determined by the chairperson of the Special Meeting to be necessary or appropriate (the “Adjournment Proposal”).

Key Points for the Share Authorization Proposal

1.	Supports Strategic Partnerships and Key FX Milestones

The additional authorized shares would enhance the Company’s ability to convert near-term business milestones into commercial outcomes, including the pursuit of strategic partnerships and other value-accretive opportunities.

2.	Provides Efficient Capital and Structuring Tools

Increasing the total number of authorized shares of Common Stock and Preferred Stock could improve flexibility in negotiating with institutional counterparties, structuring non-cash or performance-based instruments, and pursuing more efficient refinancing pathways for existing obligations.

3.	Disciplined and Planned Share Usage

The proposal is designed to support a controlled, measured approach to future share issuance, with a continued focus on minimizing dilution and aligning equity usage with long-term value creation.

4.	Prudent and Moderate Adjustment

The proposed 34% increase in the total number of authorized Common Stock and Preferred Stock represents a measured and prudent adjustment, consistent with the Company’s prior commitments to disciplined capital planning and responsible equity management.

5.	Reinforces Commitment to Long-Term Stockholder Value

Faraday Future remains committed to disciplined capital allocation, managing dilution, and aligning financing actions with clearly defined business milestones. The proposal is intended to strengthen the Company’s ability to unlock growth, pursue value-accretive opportunities, and enhance long-term stockholder value.

Additional details regarding the proposals to be voted on at the EGM will be provided in a definitive proxy statement on Schedule 14A, which the Company intends to file with the Securities and Exchange Commission (the “SEC”) on or around January 8, 2026. Stockholders are encouraged to read the proxy materials carefully once available.

Meeting Details

The EGM is currently scheduled to be held on February 13, 2026 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FFAI2026SM

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company's mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future's flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the use of authorized shares of Common Stock, future FX Super One productions, and its commitment to innovation in AI-driven solutions and smart transportation ecosystems, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings, and certain of its key executives’ receipt of “Wells Notices” from the SEC and any potential SEC enforcement action related thereto; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, as updated by the “Risk Factors” section of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 9, 2025, August 19, 2025 and November 21, 2025, respectively, and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its EGM, among other proposals, approval to increase the number of authorized shares of Common Stock and Preferred Stock (the “Share Authorization Proposal”), and approval of an amendment of the Company’s Charter to change the Company’s name ( the “Name Change Proposal”). In connection with the Share Authorization Proposal, and Name Change Proposal, the Company filed a preliminary proxy statement with the SEC on December 29, 2025 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Share Authorization Proposal, Name Change Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around January 9, 2026. The Proxy Statement includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the Share Authorization Proposal, and Name Change Proposal. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 18455 S. Figueroa Street, Gardena, California 90248.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Share Authorization Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Share Authorization Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives will be included in the definitive proxy statement on Schedule 14A for the EGM.

No Offer or Solicitation of Securities

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACTS:

Investors (English): steven.park@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com